SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

April 14, 2003

XTO Energy Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-10662	75-2347769
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Houston Street

Fort Worth, Texas 76102

(Address and Zip Code of principal executive offices)

(817) 885-2800

(Registrant’s telephone number, including area code)

ITEM 9.    REGULATION FD DISCLOSURE.

XTO Energy has prepared the following summary financial data for each of the three years in the period ended December 31, 2002. Significant producing property acquisitions in 2001 and 2002 affect the comparability of year-to-year financial data.

Operating and Other Data

	Year Ended December 31
	2000	2001	2002
	(in thousands except ratios)
EBITDA (a)	$387,939	$597,397	$545,249
Capital expenditures (b)	$211,063	$619,370	$736,966
Ratio of EBITDA to interest expense (b)	4.7x	10.6x	10.0x
Ratio of total debt to EBITDA (b)	2.0x	1.4x	2.1x

(a)	Defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, minority interest and cumulative effect of accounting change. EBITDA is calculated as follows:

	Year Ended December 31
	2000	2001	2002
	(in thousands)
Net income	$116,993	$248,816	$186,059

Income tax:
As disclosed in consolidated income statement	59,380	161,952	100,690
Related to cumulative effect of accounting change	—	(24,010)	—

	59,380	137,942	100,690

Interest expense:
Net of interest income, as disclosed in consolidated income statement	78,914	55,601	53,555
Interest income	1,430	716	836
Included in gain on investment in equity securities	1,415	—	—

	81,759	56,317	54,391

Depreciation, depletion and amortization	129,807	154,322	204,109

EBITDA	$387,939	$597,397	$545,249

Management uses EBITDA as a supplemental financial measurement in the evaluation of our business and interprets trends in EBITDA in a similar manner as trends in cash flows and liquidity. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. When evaluating EBITDA, investors should consider, among other factors, (1) increasing or decreasing trends in EBITDA, (2) whether EBITDA has remained at positive levels historically and (3) how EBITDA compares to levels of interest expense. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of our business may require us to utilize our available funds for other purposes. EBITDA is reconciled to cash provided by operating activities as follows:

	Year Ended December 31
	2000	2001	2002
	(in thousands)
EBITDA	$387,939	$597,397	$545,249
Cash items excluded from EBITDA:
Current income tax	(387)	(847)	(322)
Interest expense	(81,759)	(56,317)	(54,391)
Non-cash components of net income:
Non-cash incentive compensation	25,790	9,246	26,990
(Gain) loss on investment in equity securities and from sale of properties	(45,578)	277	(129)
Non-cash derivative (gain) loss	54,512	(69,147)	6,890
Minority interest in net income of consolidated subsidiaries	59	—	—
Cumulative effect of accounting change before tax	—	68,599	—
Loss on extinguishment of debt	—	—	8,528
Enron settlement—non-cash gain and revenue	—	—	(16,142)
Other non-cash items	3,015	(5,079)	(2,955)
Changes in operating assets and liabilities	33,830	(1,514)	(22,876)

Cash provided by operating activities	$377,421	$542,615	$490,842

(b)	We believe that the amounts of our capital expenditures and the ratios provide additional measures of our liquidity as it relates to our ability to service our indebtedness.

Recent Developments

We recently announced an agreement to acquire primarily natural gas producing properties from subsidiaries of The Williams Companies. We estimate that the purchase price will be $385 million after closing adjustments.

We have budgeted $400 million for our 2003 drilling programs, which is expected to be funded by cash flow from operations. We expect this budget to increase by $15 million as a result of the pending acquisition. We plan to spend about 65% of the development budget in East Texas and about 20% in aggregate in the Arkoma and San

Juan basins, and the balance evenly allocated to Alaska, Permian Basin and Hugoton Royalty Trust properties. Exploration expenditures are expected to be approximately 5% of the 2003 budget.

In planning for 2003, we anticipated spending $300 million to $500 million for property acquisitions assuming attractive acquisition targets were available. In view of what we believe is an attractive acquisition market, we could spend $300 million to $500 million for acquisitions during the remainder of 2003 in addition to the $385 million we expect to spend on our pending acquisition. Costs of any future property acquisitions during 2003 may reduce the amount currently budgeted for development and exploration.

We may reevaluate our budget and drilling programs in the event of significant changes in oil and natural gas prices to focus on opportunities offering the highest rates of return. Our ability to achieve our production goals will depend on the success of our planned drilling programs, our pending acquisition and, if other property acquisitions are made, the success of those acquisitions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: April 14, 2003	By:	/s/ Bennie G. Kniffen
Bennie G. Kniffen Senior Vice President and Controller

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